Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the TechTeam Global, Inc 2006 Incentive Stock and Awards Plan and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of TechTeam Global, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, TechTeam Global, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TechTeam Global, Inc., filed with the Securities and Exchange Commission.
August 7, 2007

E-9